The Board of Directors
DUKE REALTY INVESTMENTS, INC.:

We consent to incorporation by reference in the registration statements No. 33-64567, No. 333-62381, No. 333-57755, No. 33-64659, No. 333-26845, No.
333-24289, No. 333-66919, No. 333-49911, No. 333-50081, No. 333-26833,  and
No. 333-04695 on Form S-3 and No. 33-55727, No. 333-39965 and No. 333-42513
on Form S-8 of Duke Realty Investments, Inc. of our report dated January 26, 1999, except as to note 12, which is as of March 1, 1999, relating to the consolidated balance sheets of Duke Realty Investments, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998, annual report on Form 10-K of Duke Realty Investments, Inc.

KPMG LLP
Indianapolis, Indiana
March 18, 1999